Exhibit 99.1

Mr. Amazing Loans Corporation Announces up to $2 Million Open Market Stock Repurchase Program and Files 10-K

Las Vegas, Nevada – (April 1, 2019) – Mr. Amazing Loans Corporation (“Mr. Amazing Loans”) (OTC Pink: MRAL) today announced that its sole director approved a stock repurchase program authorizing the open market repurchase of up to $2,000,000 of its common stock. Purchases under the program are authorized through December 31, 2019.

Paul Mathieson, Mr. Amazing Loans’ President, Chief Executive Officer, Chief Financial Officer, sole director and 40.1% stockholder, said “The open market stock repurchase program reflects our commitment to enhancing stockholder value.”

Under the program, Mr. Amazing Loans plans to repurchase shares of its common stock in open market transactions in accordance with federal securities laws. Management will determine the actual timing, number and value of the shares repurchased under the program, which will depend on a number of factors, including the price of the common stock, general market and economic conditions and applicable legal requirements.

Mr. Amazing Loans also announced today that its 2018 full year net loss fell to its smallest loss level in company history and also fell 57.1% from 2017 full year levels. Since January 2015, cumulative loan volume has increased by 207% from $5,549,023 to $17,064,023 as of December 31, 2018. Please visit https://ir.mramazingloans.com/financial-results for a copy of Mr. Amazing Loans’ annual report on Form 10-K, as filed with the Securities and Exchange Commission.

About Mr. Amazing Loans Corporation

Mr. Amazing Loans is a Securities and Exchange Commission (“SEC”) reporting fintech company that provides online $5,000 and $10,000 unsecured consumer loans under the brand name “Mr. Amazing Loans” via its website and online application portal. Mr. Amazing Loans is a direct lender with state licenses and/or certificates of authority in 19 U.S. states and all loans are originated, processed and serviced out of our centralized Las Vegas, NV head office. For more information about Mr. Amazing Loans, please visit https://ir.mramazingloans.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Mr. Amazing Loans’ filings with the SEC. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond Mr. Amazing Loans’ control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Mr. Amazing Loans’ current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Mr. Amazing Loans assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

The contents of the websites referenced herein are not incorporated into this press release.

Contact:

Paul Mathieson

Mr. Amazing Loans Corporation

Chairman/CEO and Founder

MRAL@mramazingloans.com